Exhibit 3.4

EXAR CORPORATION

2006 EQUITY INCENTIVE PLAN

DIRECTOR NONQUALIFIED STOCK OPTION AGREEMENT

THIS DIRECTOR NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) dated _____________________ by and between EXAR CORPORATION, a Delaware corporation (the “Corporation”), and ___________________________ (the “Director”) evidences the nonqualified stock option (the “Option”) granted by the Corporation to the Director as to the number of shares of the Corporation’s Common Stock first set forth below.

Number of Shares of Common Stock:[1]	Award Date:
Exercise Price per Share:[1]	Expiration Date:[1,2]

Vesting[1,2] [Subject to Section 1.2 of the Terms and Conditions of Director Nonqualified Stock Option (the “Terms”) attached to this Option Agreement, the Option shall become vested upon the earlier to occur of (i) the fourth anniversary of the Award Date or (ii) the annual meeting of the Corporation’s stockholders that occurs in the fourth year following such Award Date.]

  The Option is granted under the Exar Corporation 2006 Equity Incentive Plan (the “Plan”) and subject to the Terms attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Director in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Director. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Director acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

“DIRECTOR” ______________________________________ Signature ______________________________________ Print Name	EXAR CORPORATION a Delaware corporation By:__________________________________ Print Name:___________________________ Title:________________________________

CONSENT OF SPOUSE

In consideration of the Corporation’s execution of this Option Agreement, the undersigned spouse of the Director agrees to be bound by all of the terms and provisions hereof and of the Plan.

__________________________________          ______________________
Signature of Spouse                              Date

1 Subject to adjustment under Section 7.1 of the Plan.

2 Subject to early termination under Section 4 of the Terms and Section 7.2 of the Plan.

TERMS AND CONDITIONS OF DIRECTOR NONQUALIFIED STOCK OPTION

1.	Vesting; Limits on Exercise; Incentive Stock Option Status.

1.1     Vesting in General. Subject to Section 1.2 below, the Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

1.2     Change in Control Event. Notwithstanding any other provision to the contrary contained herein or in the Plan, (i) upon the occurrence of a Change in Control Event (as defined in Exhibit A attached hereto), the portion of the Option, and the portion of any other stock option previously granted by the Corporation to the Director, that is outstanding and unvested immediately prior to the Change in Control Event shall accelerate and become fully vested and exercisable as of (or, as may be necessary to effectuate the purposes of this acceleration, immediately prior to) the date of the Change in Control Event; and (ii) if a Business Combination (as defined in Exhibit A hereto) that does not constitute a Change in Control Event occurs and, as a result of such Business Combination, the Director does not continue as a member of the Board (or as a member of the board of directors of the successor or resulting entity) immediately following such Business Combination (because he is removed or not re-elected to the Board, or resigns from the Board at the request of the Corporation or the holders of a majority of the Outstanding Company Voting Securities (as defined in Exhibit A hereto)), the portion of the Option, and the portion of any other outstanding stock option previously granted by the Corporation to the Director (each, a “Prior Option”), that is outstanding and unvested immediately prior to such Business Combination shall accelerate and be vested and exercisable as of (or, as may be necessary to effectuate the purposes of this acceleration, immediately prior to) the date of such Business Combination with respect to (x) one hundred percent (100%) of such portion if the Director has served on the Board for at least five (5) years as of the date of such Business Combination, and (y) fifty percent (50%) of such portion if the Director has served on the Board for less than five (5) years as of the date of such Business Combination (and the portion of the Option that remains unvested after giving effect to this clause (y) shall terminate as provided in Section 4.2 or similar provision of any option agreement applicable to a Prior Option). This Section 1.2 amends each option agreement evidencing a Prior Option to effect the accelerated vesting of the Prior Option in the circumstances contemplated hereby. The other terms and conditions of such other option agreements continue in effect as to the Prior Options.

1.3     Limits on Exercise; Incentive Stock Option Status. The following limits shall apply with respect to the Option:

●

Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Director has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

●	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

●	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the Code.

2.	Continuance of Service Required; No Service Commitment.

The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Service for only a portion of the vesting period, even if a substantial portion, will not entitle the Director to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 4 below or under the Plan. Nothing contained in this Option Agreement or the Plan constitutes a continued service commitment by the Corporation or interferes with the right of the Corporation to increase or decrease the compensation of the Director from the rate in existence at any time.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

●

a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

●

payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in shares of Common Stock already owned by the Director, valued at their Fair Market Value on the exercise date;

●	any written statements or agreements required pursuant to Section 8.1 of the Plan; and

●	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator, or, subject to such procedures as the Administrator may adopt, authorize a “cashless exercise” with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option.

4.	Early Termination of Option.

4.1     Possible Termination of Option upon Change in Control. The Option is subject to termination in connection with certain corporate transactions as provided in Section 7.2 of the Plan.

4.2     Termination of Option upon a Termination of Director’s Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.1 above, if the Director ceases to be a member of the Board, the following rules shall apply (the last day that the Director is a member of the Board, except as otherwise provided below, is referred to as the Director’s “Severance Date”):

●

other than as expressly provided below in this Section 4.2, (a) the Director will have until the date that is 3 months after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 3-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-month period;

●

if the Director ceases to be a member of the Board due to the Director’s death or Total Disability, (a) the Director (or his beneficiary or personal representative, as the case may be) will have until the date that is 12 months after the Director’s Severance Date to exercise the Option, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 12-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 12-month period.

For purposes of the Option, “Total Disability” means a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator).

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.1. A termination of services will not have occurred until the last day that the Director either or both (1) is employed by and/or (2) renders services to the Corporation or a Subsidiary. Pursuant to Section 6.1 of the Plan, if the Director is not an employee of the Corporation or a Subsidiary or a member of the Board, the Administrator shall be the sole judge of whether the Director continues to render services for purposes of this Option Agreement.

5.	Non-Transferability.

The Option and any other rights of the Director under this Option Agreement or the Plan are nontransferable and exercisable only by the Director, except as set forth in Section 5.7 of the Plan.

6.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Director at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Director is no longer a member of the Board, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 6.

7.	Plan.

The Option and all rights of the Director under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Director agrees to be bound by the terms of the Plan and this Option Agreement (including these Terms). The Director acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Director unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

8.	Entire Agreement.

This Option Agreement (including these Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Director hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9.	Governing Law.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

10.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 7.2 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

11.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

EXHIBIT A

DEFINITION OF CHANGE IN CONTROL EVENT

For purposes of this Option Agreement, “Change in Control Event” means the occurrence of any of the following after the Effective Date:

(a)

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 30% of either (1) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(1), (2) and (3) below, and (E) any acquisition by a Person who owned more than 30% of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as of the Effective Date or an affiliate of any such Person;

(b)

A change in the Board or its members such that individuals who, as of the later of the Effective Date or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation's assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 30% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 30% existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board (determined pursuant to clause (b) above using the date that is the later of the Effective Date or the date that is two years prior to the Business Combination as the Measurement Date) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)

Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change in Control Event under clause (c) above.